EXHIBIT 23.1
ACCOUNTANTS' CONSENT

The Board of Directors
Bankrate, Inc.:

We consent to incorporation by reference in the registration statement (No. 333-87955) on Form S-8 and in the registration statement (No. 333-111005) on Form S-3 of Bankrate, Inc. of our report dated March 11, 2005, relating to the balance sheets of Bankrate, Inc. as of December 31, 2004 and 2003, and the related statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2004, and management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting as of December 31, 2004, which report appears in the December 31, 2004 annual report on Form 10-K of Bankrate, Inc.

/s/ KPMG LLP

Fort Lauderdale, Florida
March 16, 2005

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